Exhibit 10.37

August 9, 2004

Mr. Ross Curtis
Senior Vice President – Global Sales and Support
Global eXchange Services, Inc.

Dear Ross:

     This letter will confirm our agreement concerning the amendments to your Employment Agreement dated January 6, 2003 among Global eXchange Services, Inc., GXS Holdings, Inc. and you (the “Agreement”). Capitalized terms used in this letter that are not otherwise defined shall have the same meaning as set forth in the Agreement.

     During the term of your employment, but in no event after December 31, 2007, the Company will pay, or reimburse you for, travel expenses for your travel between the Company’s headquarters in Gaithersburg, Maryland and your homes in Greenwich, Connecticut and Westerly, Rhode Island up to a maximum amount of $20,000 per calendar year. Such payments and reimbursements shall be included as part of your compensation under the Agreement.

     Except as specifically modified by this letter, all other terms and conditions of the Agreement shall remain in full force and effect. If this letter accurately confirms our agreement, please signify such acceptance by signing in the space provided below and returning a copy of this letter to Bruce Hunter.

Sincerely,
GXS Holdings, Inc.

by: /s/ Bruce Hunter

Global eXchange Services, Inc.

by: /s/ Bruce Hunter

Accepted this 9th day of August 2004

/s/ Ross Curtis

Ross Curtis